GlaxoSmithKline and Dynavax Announce Worldwide Strategic Alliance

- Developing First-in-Class Endosomal TLR Inhibitors for

Autoimmune and Inflammatory Diseases -

London, United Kingdom, Philadelphia, PA, and Berkeley, CA - December 17, 2008 - GlaxoSmithKline (LSE and NYSE: GSK) and Dynavax Technologies Corporation (NASDAQ: DVAX) today announced a worldwide strategic alliance to discover, develop and commercialize novel inhibitors of endosomal Toll-like Receptors (TLRs) for the treatment of immuno-inflammatory diseases. TLRs are key receptors of the innate immune system that can induce strong inflammatory responses.

Under the terms of the alliance, Dynavax will receive an initial payment of $10 million for which GSK will receive an exclusive option over four programs targeting autoimmune and inflammatory diseases such as lupus, psoriasis, and rheumatoid arthritis.

"Our alliance with GSK provides an opportunity to create an entirely new product franchise for Dynavax," commented Dino Dina, M.D., President and Chief Executive Officer of Dynavax. "Our TLR inhibitors have the potential to create significant value for our newest collaborator GSK as well as for our stockholders.  Alliances with major pharmaceutical companies have enabled Dynavax to establish a diverse pipeline of innovative products, while contributing valuable cash for our programs."

Dynavax is to conduct research and early clinical development in up to four programs and is eligible to receive future potential development and commercialization milestones totaling approximately $200 million per program. GSK can exercise its exclusive option to license each program upon achievement of proof-of-concept or earlier upon certain circumstances. After exercising its option, GSK will carry out further development and commercialization of these products. Dynavax will receive tiered, up to double-digit royalties on sales and has retained an option to co-develop and co-promote one specified product.

Dynavax has pioneered a new approach to treating autoimmune and inflammatory diseases with its first-in-class oligonucleotide-based endosomal TLR inhibitors, called immunoregulatory sequences (IRS). Dynavax's lead inhibitor drug candidate, DV1079, is a bifunctional inhibitor of TLR7 and TLR9, and is expected to enter clinical development in the fourth quarter of 2009.

"We are committed to using our expertise, in collaboration with Dynavax, to research and develop new therapeutics that can improve the lives of patients with conditions like systemic lupus erythematosus, psoriasis and rheumatoid arthritis," commented Jose Carlos Gutierrez-Ramos, Ph.D., Senior Vice President and Head of the Immuno-Inflammation Centre of Excellence for Drug Discovery at GSK. "Dynavax is a recognized pioneer in the scientific community for its innovation of endosomal TLR inhibitors which prevent immune signaling in autoimmune and inflammatory diseases."

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Dynavax Conference Call

Dynavax will webcast a conference call today at 9:00 a.m. ET (6:00 a.m. PT) to discuss this alliance. The live and archived webcast can be accessed by visiting the investor relations section of the Company's Web site at http://investors.dynavax.com/events.cfm.

About TLR Inhibitors

Dynavax's endosomal TLR inhibitors are a novel class of oligonucleotides, called immunoregulatory sequences (IRS), that specifically inhibit the TLR-induced inflammatory response associated with autoimmune and inflammatory diseases. Preclinical data from animal model studies show Dynavax's TLR inhibitors block IFN-alpha and also reduce symptoms in multiple autoimmune diseases models, such as lupus, inflammatory skin disorders, and rheumatoid arthritis.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops a diversified, well-funded pipeline of novel Toll-like Receptor (TLR) product candidates. Based on Dynavax's proprietary technology platform, these products specifically modify the innate immune response to infectious, respiratory, autoimmune, and inflammatory diseases. Dynavax's product programs are supported by global partnerships with leading pharmaceutical companies such as Merck & Co., Inc., GlaxoSmithKline, and AstraZeneca AB, as well as funding from Symphony Dynamo, Inc. and the National Institutes of Health. For more information visit www.dynavax.com.

Dynavax Forward-Looking Statement

This press release contains "forward-looking statements," including statements related to the potential value of payments that may be received under our collaboration with GSK, the anticipated development of our inhibitors of endosomal TLRs, the future responsibilities of the parties under the collaboration agreement and Dynavax's ability to perform under the terms of the collaboration agreement. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our GSK collaborative agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

About GlaxoSmithKline
GlaxoSmithKline - one of the world's leading research-based pharmaceutical and healthcare companies - is committed to improving the quality of human life by enabling people to do more, feel better and live longer.  For company information, visit GlaxoSmithKline at www.gsk.com.

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GlaxoSmithKline Forward-Looking Statement
Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK' s operations are described under 'Risk Factors' in the 'Business Review' in the company's Annual Report on Form 20-F for 2007.

Dynavax Contacts:

Michael Ostrach

VP and Chief Business Officer

1-510-665-7257

mostrach@dynavax.com

Amy Figueroa

Investor Relations and Corporate Communications

1-510-665-7211

afigueroa@dynavax.com

GSK Contacts:
GSK UK Media enquiries:	Philip Thomson	(020) 8047 5502
	Stephen Rae	(020) 8047 5502
	Alice Hunt	(020) 8047 5502
	Gwenan White	(020) 8047 5502

GSK US Media enquiries:	Nancy Pekarek	(215) 751 7709
	Mary Anne Rhyne	(919) 483 2839
	Sarah Alspach	(215) 751 7709

GSK European Analyst/ Investor enquiries:	David Mawdsley	(020) 8047 5564
	Sally Ferguson	(020) 8047 5543
	Gary Davies	(020) 8047 5503

GSK US Analyst/ Investor enquiries:	Tom Curry	(215) 751 5419

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